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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): APRIL 26, 2005


                               ACUITY BRANDS, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                     001-16583               58-2632672
(State or other jurisdiction of   (Commission File Number)         (I.R.S.
 incorporation or organization)                                   Employer
                                                             Identification No.)


1170 PEACHTREE ST., N.E., SUITE 2400, ATLANTA, GA                  30309
    (Address of principal executive offices)                    (Zip Code)


        Registrant's telephone number, including area code: 404-853-1400


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [   ]    Written communications pursuant to Rule 425 under the
                  Securities Act (17 CFR 230.425)

         [   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange
                  Act (17 CFR 240.14a-12)

         [   ]    Pre-commencement communications pursuant to Rule 14d-2(b)
                  under the Exchange Act (17 CFR 240.14d-2(b))

         [   ]    Pre-commencement communications pursuant to Rule 13e-4(c)
                  under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         Effective as of June 1, 2005, Acuity Brands, Inc. (the "Company") appointed Edward H. Bastian as Senior Vice President and Chief Financial Officer. On April 26, 2005, the Company entered into an employment letter (the "Bastian Letter") with Mr. Bastian. The Bastian Letter is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item
1.01. The material terms and conditions of the Bastian Letter are summarized in
Item 5.02 below and the contents of such summary are incorporated into this Item
1.01 by reference.



ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

         On April 20, 2005, the Company's Board of Directors approved Edward H. Bastian's appointment as Senior Vice President and Chief Financial Officer. The approval was subject to and conditioned upon completion of a background check and execution of an employment letter acceptable to the Company and Mr. Bastian. A press release announcing the appointment of Mr. Bastian is attached hereto as
Exhibit 99.1.

         Mr. Bastian, age 47, has over twenty-five years of financial experience, most recently serving as Senior Vice President, Finance and Controller of Delta Air Lines, Inc., a position he held since 1998. Mr. Bastian's responsibilities at Delta included internal and external financial reporting, financial planning and analysis, and Sarbanes-Oxley implementation and compliance. Previously, Mr. Bastian served as Vice President of Finance and Controller of Frito-Lay International and as a partner with Price Waterhouse in its audit practice.

         Under the terms of the Bastian Letter, Mr. Bastian will be employed as the Senior Vice President and Chief Financial Officer of the Company on an "at will" basis. The material terms and conditions of the Bastian Letter are summarized below, which description is qualified in its entirety by reference to the provisions of the Bastian Letter attached to this report as Exhibit 10.1.

         Effective as of June 1, 2005, Karen J. Holcom, who served as Interim Chief Financial Officer since the Company's promotion of Vernon J. Nagel to Chairman and Chief Executive Officer, will no longer serve as Interim Chief Financial Officer but will continue to serve as Vice President and Controller of the Company.

Base Pay

         As Senior Vice President and Chief Financial Officer, Mr. Bastian will be paid $31,250 per month, which annualizes to $375,000. Mr. Bastian's salary will be reviewed annually beginning in October 2005.

Bonus

         Mr. Bastian will receive a one-time sign-on bonus of $250,000 which will be required to be repaid on a pro rata after-tax basis should Mr. Bastian voluntarily terminate his employment with the Company within three years of June 1, 2005.

Annual Incentive Plan

         Mr. Bastian will participate in the Company's Management Compensation and Incentive Plan, which provides an annual bonus opportunity of 55% of salary at target performance with a maximum opportunity of 110% of salary.

Long Term Incentive Plan

         Mr. Bastian will participate in the Company's Long Term Incentive Plan, which provides an opportunity for awards calculated as a percentage of Mr. Bastian's base salary and determined by his position in the Tier 1 award structure, by the performance of the Company, and by his contribution to that performance. Beginning in fiscal year 2006, the starting point for any annual award for Mr. Bastian is his base salary multiplied by 90% adjusted for the Company's performance in fiscal year ended August 31, 2005 and for individual performance.

         Mr. Bastian will also receive a one-time initial award of 25,000 time-vesting restricted shares of the Company's common stock, which will vest in four equal annual installments beginning June 1, 2006, and a stock option for 25,000 shares, which will vest in three equal annual installments beginning June 1, 2006 and will have an exercise price equal to the fair market value of the Company's common stock on June 1, 2005.

Deferred Compensation Plan

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         Mr. Bastian will be eligible to participate in the Company's
Supplemental Deferred Savings Plan, which currently would allow Mr. Bastian to defer of up to 50% of his annual cash compensation.

Other Benefits

         Mr. Bastian will be eligible to participate in the Company's 401(k) Plan and the Company's medical, dental, life insurance, disability, and other benefit programs generally made available to employees of the Company.

Severance Payments

         Mr. Bastian will be covered by a Severance Agreement and a Severance Protection Agreement, which will provide Mr. Bastian with severance payments under certain circumstances. Such agreements will be on the terms consistent with the Severance Agreements and Severance Protection Agreements the Company currently has in effect with its senior vice presidents.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits


EXHIBIT NO.       DESCRIPTION
-----------       -----------

   10.1           Letter Agreement dated April 26, 2005 between Acuity Brands,
                  Inc. and Edward H. Bastian.

    99.1          Acuity Brands, Inc. press release dated April 27, 2005.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Date:  April 27, 2005


                                   ACUITY BRANDS, INC.



                                   By:  /s/ Kenyon W. Murphy
                                        ---------------------------------------
                                        Kenyon W. Murphy
                                        Senior Vice President and
                                          General Counsel